Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our audit reports dated March 24, 2022, with respect to the consolidated balance sheets of Foot Locker, Inc. and subsidiaries (the Company) as of January 29, 2022 and January 30, 2021, the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended January 29, 2022 and the related notes (collectively, the financial statements), and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

New York, New York

August 24, 2022